SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This SETTLEMENT AGREEMENT AND MUTUAL RELEASE (hereinafter the “Agreement”) dated April____, 2013, is entered into by and between START FRESH ALCOHOL RECOVERY CLINIC, INC., a California corporation (hereinafter “START”) and FRESH START PRIVATE INC., a California corporation (hereinafter “FRESH”).

RECITALS

On or about June 1, 2011, START entered into an agreement for services with FRESH.  Now, START alleges that FRESH breached the terms of the agreement for services and failed to provide proper accounting and payment to START. Similarly, FRESH alleges that START breached the terms of the agreement for services and failed to provide accounting of patients and payments to FRESH.

Without any admission of liability and for due consideration, the parties wish to resolve any claims they may have against each other and enter into the following Settlement Agreement.

AGREEMENT

Section 1.0    Settlement:

It is now the desire of each of the parties to fully and finally settle and resolve any and all disputes and differences which now exist between them, without limitations of the disputes set forth above. Pursuant to this desire and in consideration of the actions delineated below and the mutual promises contained herein, the parties hereby agree as follows:

1.

The agreement for services between START and FRESH shall terminate immediately and neither party is responsible for any services or payment to each other unless specified herein.

2.

FRESH and its officers shall indemnify Dr. Lucien Alexandre (hereinafter “Dr. Alexandre”) of START for a period of two years from the execution of Agreement against any claims of medical malpractice that may be brought solely by any patients that received an implant from Dr. Aelxandre while he was the owner of START and a service provider to FRESH.

3.

The shareholder(s) of START shall sell and transfer all of its shares to a California licensed physician identified by FRESH  for Ten Thousand Dollars ($10,000.00). The new service provider physician has agreed to continue all necessary medical care, treatment, management for all patients previously seen by Dr. Alexandre. A separate purchase agreement for the corporation shall be signed concurrently or as soon as reasonably possible.

4.

FRESH agrees to secure the services of a licensed physician in California to provide continuing patient care for patients previously under the care of Dr. Alexandre.  A separate transfer agreement with this provision shall be signed concurrently or as soon thereafter as possible. The execution of the transfer agreement is a material condition precedent to initiating all obligations contained in this Agreement.

5.

Each party shall be responsible for their own attorney’s fee and costs.

Section 2.0    Medical Records and Other Records:

START shall transfer to George Fallieras, M.D., or in the alternative, any California licensed doctor identified by FRESH as the successor in interest to Dr. Alexandre, all documents including but not limited to medical records, business records, billing records, and accounting records, related to all patients seen and/or treated by START and/or Dr. Alexandre. FRESH shall assist Dr. Alexandre’s successor in START in whatever manner reasonably necessary to ensure as smooth a transition as possible and appropriate custody transfer of all relevant documents and/or records. FRESH has agreed to advise Dr. Alexandre’s successor in START of his obligation to assume control, custody, and possession of all records, and that he shall retain such records in accordance with applicable California and federal laws (at least ten (10) years for medical records as recommended by the California Medical Association). FRESH recognizes that the medical records subject to this agreement are confidential under applicable California and federal laws, and may not be released to any third party except as provided by law. FRESH agrees to advise Dr. Alexandre’s successor in START to honor lawful requests (signed release from patients or properly executed subpoena or court order) for release of medical records or information contained in those records in accordance with California law, and that he may charge a reasonable fee in accordance with applicable laws. FRESH shall not prevent Dr. Alexandre, during normal business hours, from having reasonable access to, and to examine and, free of charge, make copies of medical records of patients treated by Dr. Alexandre which relate to events, occurring during the contractual relationship, required for insurance audits or defense of any potential medical malpractice claim or medical board proceedings.  In the event FRESH relocates, goes out of business, or changes any contact information, Dr. Alexandre must be notified immediately at 1788 S. San Gabriel Blvd., #201, San Gabriel, CA 91776 and "lucien alexandre" feluci51@sbcglobal.net.

Section 3.0     Insurance Overpayment:

If there should be any insurance claim audit and a final determination of an overpayment pertaining to the billings submitted by FRESH on behalf of START for services rendered to insurance patients, then both FRESH and START shall be responsible for their respective portion of the amount disbursed to them when they initially received insurance payment for that specific claim.

Section 4.0    Indemnification:

FRESH and its shareholders agree to indemnify, defend and hold harmless START, its shareholders, officers, directors, agents, contractors, representatives and employees, from and against any and all liability, loss, damages, claims, insurance audits, causes of action, and expenses associated therewith (including without limitation attorneys fees” caused or asserted to have been caused, directly or indirectly, by or as a result of any acts, errors or omissions hereunder of FRESH, its contractors, shareholders, employees or agents (including without limitation, all FRESH Personnel) during the period of their contractual relationship.  FRESH and its officers has also agreed for a period of two years from the execution of Agreement to indemnify START and Dr. Lucien Alexandre against any medical malpractice claims related to the insertion of the implant that may be brought by all patients seen during the contractual relationship.

START and its shareholders agrees to indemnify, defend and hold harmless FRESH, its shareholders, officers, directors, agents, contractors, representatives and employees, from and against any and all liability, loss, damages, claims, causes of action, and expenses associated therewith (including without limitation attorneys fees” caused or asserted to have been caused, directly or indirectly, by or as a result of any acts, errors or omissions hereunder of START, its contractors, shareholders, employees or agents (including without limitation, all START Personnel) during the period of their contractual relationship.

Section 5.0   Confidentiality:

To the extent permitted by applicable law, both parties agree that the terms of this Agreement shall remain confidential and shall not be disclosed to anyone not a signatory or party to this Agreement. As an exception to this provision the successor in interest of START shall be allowed to review this Agreement with counsel. Moreover, all settlement communications, verbal or written, made during the negotiations shall also be kept confidential between the parties and not be admissible as evidence in any lawsuits or other legal proceedings such as administrative, regulatory, or judicial hearings.

Section 6.0   Releases:

It is the intention of each of the parties that this Agreement shall be the full and final accord and satisfaction and release of any and all dealings and accounts of any kind or nature between the parties for the Lawsuit.  Each party does hereby for himself, herself, or itself and for each and all of their agents and successors in interest, release and absolutely forever discharge the other and their agents and successors in interest of and from any and all claims, damages, liabilities, suits, costs, and causes of action of every kind and nature whatsoever, whether now known or unknown, which the parties may have against the other arising from the Lawsuit through the date of this Agreement.

The released matters shall include any and all claims known and unknown related to or arising from the Lawsuit or as referenced in this Agreement. Without in any way limiting the generality of the general releases contained in the foregoing paragraph, each of the parties does hereby for himself or herself and his, her, or its heirs, agents, and assigns hereby releases and absolutely and forever discharges each of the others from any and all matters arising out of or in connection with the allegations set forth in this Agreement.

It is the intention of each of the parties executing this Agreement and in payment and/or accepting the consideration referred to herein, that this instrument shall be effective as a full and final accord and satisfaction and release of each and every claim described in this agreement.  In furtherance of this intention, each party acknowledges that he, she or it has been informed by his, her or its attorney(s) of and that he, she, or it is familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

      "A general release does not extend to claims which the creditor does not know or suspect to exist in his, her, or its favor at the time of executing the release, which if known by him, her or it must have materially affected his, her, or its settlement with debtor."

Each party expressly waives and relinquishes (on his, her, or its own behalf and on behalf of their Affiliated Parties) any and all rights and benefits which they have or may have under Section 1542 of the Civil Code of the State of California to the full extent that they have lawfully waived all such rights and benefits. Each party hereby acknowledges that they are aware that they may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of this instrument but that it is their intention hereby, finally and forever, to settle and release any and all Released Matters, disputes, and differences, known and unknown, suspected and unsuspected, which do now exist, may hereafter exist, or may have existed between the parties or any Affiliated parties, and that in furtherance of such intention, the release herein given shall be and remain in effect or existence in light of any such additional different facts.

The execution of this Agreement and the obligations specified herein affect the settlement of claims which are contested and denied. It is understood and agreed that neither this Agreement not the consideration granted by either party hereunder nor anything else contained or implied herein shall constitute or be deemed or construed so as to constitute an admission of liability of any party of any claim, demand or cause of action hereby released.  Each of the parties acknowledges that each of the other parties expressly denies that they are in any way liable or obligated to each other.

Section 7.0 Attorney’s Fee and Cost:

        In the event that either party brings any action, suit, or proceeding against the other party arising out of or in any way connected with the Agreement, including any actual or asserted right or obligation released or claimed to be released, the prevailing party in any such action, suit or proceeding, shall, in addition to such relief as may be awarded, recover reasonable attorneys' fees and costs incurred.

Section 8.0  Counterparts:

This Agreement may be executed in multiple counterparts or copies, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above indicated.

By:                        ___________________________________________________________

      Neil Muller, President of FRESH START PRIVATE INC.

By: ______________________________________________________________________

      Jorge Andrade, Jr. CEO of FRESH START PRIVATE INC.

By: ______________________________________________________________________

      Dr. Lucien Alexandre, for START FRESH ALCOHOL RECOVERY CLINIC, INC.

APPROVED TO FORM AND CONTENT:

By: ______________________________________________________________________

      William Ferguson, II Esq., Attorney for FRESH START PRIVATE INC.

APPROVED AS TO FORM AND CONTENT:

By: _______________________________________________________________________

      John S. Chou, Esq., attorney for START FRESH ALCOHOL RECOVERY CLINIC, INC.